UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2025

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39130	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 4, 2025, Lisa Colleran, a member of the Board of Directors (the “Board”) of TELA Bio, Inc. (the “Company”), tendered her resignation from the Board, effective as of October 4, 2025. Ms. Colleran also resigned from her positions as a member of the Nominating and Corporate Governance Committee and the Audit Committee. Ms. Colleran’s decision to resign did not result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Appointment of Director

On October 7, 2025, the Board, upon recommendation from the Nominating and Corporate Governance Committee of the Board, appointed Dr. Betty Jo Rocchio as a member of the Board, effective as of October 9, 2025. Dr. Rocchio will serve as a Class I director, with a term expiring at the Company’s 2026 Annual Meeting of Stockholders.

Dr. Rocchio, 57, has served as the Executive Vice President, Chief Executive Nurse at Advocate Health, a nonprofit integrated health system, since November 2024. As Chief Executive Nurse, Dr. Rocchio oversees the enterprise nursing structure, which consists of 165,000 full time employees, including 42,000 registered nurses, and is a serving member of the CEO’s cabinet. Previously, Dr. Rocchio served as the Senior Vice President, Chief Nurse Executive at Mercy Health System (“Mercy”) from October 2020 to November 2024. At Mercy, Dr. Rocchio held additional roles of System Vice President, Perioperative Performance Acceleration and System Vice President, Chief Nursing Optimization Officer from July 2013 to March 2018 and April 2018 to October 2020, respectively. Dr. Rocchio holds a Bachelor’s degree in Nursing and an Associate degree in Business Management from the Franciscan University of Steubenville, a Master’s degree in Health Sciences from LaRoche College, a Certificate of Anesthesia from St. Francis School of Anesthesia, and a Doctorate of Nursing Practice from The Ohio State University.

The Board has determined that Dr. Rocchio is an independent director under the applicable Nasdaq listing rules. There are no arrangements or understandings between Dr. Rocchio and any other person pursuant to which she was selected as a director. There are no related party transactions between the Company and Dr. Rocchio (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Dr. Rocchio does not have any family relationships with any of the Company’s directors or executive officers.

On October 9, 2025, the Board granted an initial equity award to Dr. Rocchio consisting of (i) an option to purchase 17,550 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), vesting in 36 equal monthly installments; and (ii) a restricted stock unit award with respect to 11,925 shares of Common Stock vesting in three equal annual installments (collectively, the “Initial Equity Award”), in each case subject to Dr. Rocchio’s continuous service with the Company. The Initial Equity Award was granted to Dr. Rocchio in connection with her appointment to the Board in accordance with the Company’s non-employee director compensation policy, with such award being made under the Company’s Amended and Restated 2019 Equity Incentive Plan, as amended.

In accordance with the Company’s non-employee director compensation policy, Dr. Rocchio will receive an annual base retainer of $45,000 for her service on the Board.

In accordance with the Company’s non-employee director compensation policy, beginning at the Company’s 2026 Annual Meeting of Stockholders, Dr. Rocchio will receive an annual award consisting of (i) an option to purchase 11,700 shares of Common Stock and (ii) a restricted stock unit award with respect to 7,950 shares of Common Stock. Each component of the annual award will vest on the earlier of (x) the first anniversary of the date of grant; (y) the date of the subsequent annual meeting of stockholders following the date of grant; or (z) the occurrence of a change in control, in each case subject to Dr. Rocchio’s continued service through the applicable vesting dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	Chief Executive Officer and Director

Date: October 9, 2025